Exhibit 99.2

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by, and welcome to the WMS Industries Third Quarter Results Conference Call.

[OPERATOR INSTRUCTIONS.]

I would now like to turn the conference over to Mr. Brian Gamache, President and CEO of WMS Industries. Please go ahead, sir.

Brian Gamache  - WMS Industries - President and CEO

Thanks, Dwayne. Welcome to WMS' fiscal 2005 third quarter conference call. Scott Schweinfurth, our Chief Financial Officer, Orrin Edidin, our Chief Operating Officer, and Kathleen McJohn, our General Counsel are with me on today's call. This afternoon we'll provide an update on our improved operating results for the March quarter, which reflect the ongoing high level of customer acceptance for our new products and game themes coupled with the initial benefits from the operational improvement plan that we discussed on our last call. We'll also review the status of new product development and our continuing initiatives to further establish WMS as the number two provider of slot machines in North America. We'll provide some perspective on the revenue guidance for the fourth quarter and fiscal 2005 and the revenue guidance range for fiscal 2006, which we initiated in today's press release. At the end of the call, we'll take questions from investors and analysts. Before we start, Kathleen will review our safe harbor language.

Kathleen McJohn  - WMS Industries - General Counsel

Thank you, Brian. I need to remind everyone that today's call and simultaneous webcast contain forward-looking statements concerning future business conditions and the outlook for the Company based on currently available information that involves risks and uncertainties. The Company's actual results could differ materially from those anticipated in the forward-looking statements depending on the factors described under "Item 1. Business - Risk Factors" in the Company's Annual Report on Form 10-K for the year ended June 30, 2004, and in our more recent reports filed with the SEC. The forward-looking statements made on this call, the web cast, the archived version of the web cast, and any transcript of this call are only made as of this date.

I'll now turn the call back over to Brian.

Brian Gamache  - WMS Industries - President and CEO

Thanks, Kathleen. The past three months were a very active and productive period for WMS as we achieved record quarterly revenues, quickly realized benefits from our operational improvement plan which translated into a higher operating margin, entered into an expanded, long-term relationship with our Russian distributor, licensed the WORLD SERIES OF POKER(TM) brand from Harrah's, entered into a technology partnership with a leading Japanese company, continued to build our gaming operations business through new placements and higher average revenues per day and royalties from licensees, and made further progress towards our long-term plan to grow our market share by serving all segments of the casino slot floor.

Today WMS reported earnings per share for the March 2005 quarter of $0.21, which is over a 10-fold increase over the $0.02 per share earned in the March 2004 quarter and, as importantly, a $0.09, or 75%, sequential improvement from the December 2004 quarterly results. On our last conference call, we candidly expressed our disappointment at the slower ramp up in operating margins compared to the revenue growth we were experiencing and described the steps that we were taking to improve our bottom line results. I think it's evident from our March quarter results that our rapid response to this situation has been successful to date and that tremendous leverage exists in our business model. Revenues grew by $13.7 million, or 15%, over the December 2004 quarter, which is a significant improvement in one quarter, and the improvement is even more noteworthy when compared to WMS' revenues just four quarters ago.

Equally significant was the fact that research and development and selling and administrative expenses in aggregate, exclusive of separation costs, remained essentially unchanged from the December 2004 quarter, and our operating margin, exclusive of separation costs doubled. Research and development costs were 12% of revenue, down from 14% in the December 2004 quarter, and selling and administrative expenses were 19% of revenue, down from 21% in the December 2004 quarter.

In earlier periods we established a track record for delivering great games and strong top line growth, so it is gratifying to see the progress we made this quarter to operate more efficiently through a comprehensive, company-wide approach intended to drive long-term value for our shareholders. Let me assure you that we remain vigilant in this approach and I expect we will continue to demonstrate improvements in driving margins and operating efficiencies both in the near and long-term.

The cost savings and efficiency initiatives we put in place before and during the March 2005 quarter moved the Company from a re-emergence mentality to a Company focused on best practices in order management and reducing time to market. We made improvements in sourcing and supply management, in inventory and warehouse management, and effected changes to our manufacturing processes. Our internal reporting for manufacturing now includes daily and, for certain activity, hourly reporting on key metrics, and management is using these tools to optimize the manufacturing process, delivery times and sourcing strategies. Our new sales operations group worked effectively to ensure we produced the quarterly output ratably throughout the quarter, thereby eliminating the quarter-end compression that elevated costs in the past. The changes we made within the manufacturing organization structure and the revised processes we implemented helped increase operational efficiencies. We still have more to accomplish, with further operating efficiency improvements expected against our goal to level load the shipment of new gaming devices each quarter. We also have ongoing manufacturing initiatives, such as enhanced strategic sourcing and supplier management, value engineering the product and designing the product for both ease of manufacturability and installation, that we expect will help improve gross margins in future quarters.

Payroll related expenses are the single largest cost category in research and development and selling and administrative areas. To address these costs, in mid-February we implemented a work-force reduction across all departments that eliminated about 10% of our non-union work-force and open positions. We also reduced, almost entirely, our reliance on temporary workers. More recently, we realigned and streamlined responsibilities and consolidated several duplicate functions within product development and engineering. As a result of our broad-based initiatives, we believe we have reduced annualized operating costs by more than $6.0 million. We also expect to achieve additional cost efficiencies from our recent realignment of product development and engineering beginning later this quarter. The improvement in our operating results reflects management's unwavering commitment and capability to build WMS into an industry leader.

At the same time, don't be misled to believe that we would be satisfied by saving our way to prosperity. Our main focus is on producing superior content and top and bottom line growth. The combination of our success in driving top line growth combined with our efforts and progress to improve operating efficiencies and reduce costs is why I am excited about the leverage and profitability we expect to achieve in the future.

Let me turn the call over to Scott to review a few of the financial results.

Scott Schweinfurth  - WMS Industries - CFO

Thanks Brian. This afternoon WMS reported net income of $0.21 per diluted share for the March 2005 quarter compared to net income of $0.02 per diluted share in the March 2004 quarter. Our diluted earnings per share for the March 2005 quarter reflect pre-tax charges of $1.0 million, $700,000 after-tax or $0.02 per share, for separation costs related to a reduction in work-force, partially offset by $600,000 pre-tax, $400,000 after-tax or $0.01 per share, of Other Income related to licensing certain intellectual property of a discontinued business. Of the $1.0 million of pre-tax separation costs, $200,000 was recorded in cost of product sales, $300,000 was in research and development expense and $500,000 was in selling and administrative expense.

Once again in the March 2005 quarter we experienced high demand for our products and we were at the high end or exceeded all of our revenue guidance: Total revenues of $107.7 million were $4.7 million above the high end of our guidance; new unit sales of 6,501 were 500 units in excess of our guidance and the average selling price continued to grow to $10,204. Our quarter-end installed base of participation gaming devices grew by 962 units from December 31, 2004, or 19%, to 5,983 units. As a result of the rapid growth in the installed base of participation games and the accelerated replacement of legacy participation games with new Bluebird(R) gaming devices, our depreciation and amortization expense increased to $10.9 million in the March 2005 quarter. As Brian mentioned, in aggregate, our research and development and selling and administrative expenses, exclusive of $0.8 million of separation costs, remained unchanged from the December 2004 quarter so as a percentage of revenues such expenses continued to decline.

Turning back to revenue, we experienced a $43.9 million, or 69%, increase from the prior year quarter to $107.7 million, reflecting year-over-year increases of $33.9 million in product sales revenues and an increase of $10.0 million in gaming operations revenues. Our new unit shipments were 66% above new unit shipments in the prior quarter, consisting of 6,200 Bluebird units, 257 hybrid units and 44 legacy units. For the nine months ended March 31, 2005, we have shipped over 16,500 new units, as well as an additional 1,750 OEM units. Notably, our unit shipments for the first nine months of fiscal 2005 already exceed the total new units we shipped for all of fiscal 2004 by 30%. Our average selling price increased $1,410, or 16%, over the prior year quarter, and increased $266 from the December 2004 quarter. We realized the initial benefit of the 9% increase in the list price of Bluebird video gaming devices that went into effect January 1, 2005, although international unit sales did not reflect this price increase which somewhat offset the benefit. Non-North American new unit sales represented 35% of total unit sales in the March 2005 quarter.

We shipped 1,910 conversion kits in the March 2005 quarter of which 1,696 were CPU-NXT (TM) upgrade kits. We now have over 30 video and over 20 mechanical reel for sale games approved in most jurisdictions and would expect that our game conversion revenues will be at higher levels on a year-over-year basis for the coming quarters. Parts, used games, conversions and OEM revenues in total increased by $2.1 million to $10.2 million reflecting higher conversion kit sales, partially offset by a decrease in OEM revenues, as we did not sell any OEM units in the March 2005 quarter compared to 1,000 OEM units in the March 2004 quarter.

The continuing improvement in our product sales business reflects industry wide acceptance of WMS' new and expanded product lines, and the concurrent expansion of our gaming operations business that will support our goals for long-term financial growth. WMS reported meaningful increases from the December 2004 quarter in both quarter-end installed base and average installed base of our participation business. Our installed base at March 31, 2005 increased to 5,983 units, or by 19% from December 31, 2004, and the average installed base increased by 616 units, or 13%, to 5,328 units from 4,712 units in the December 2004 quarter. In the nine months since June 30, 2004, our installed base of participation games increased by almost 1,750 units, or 41%. We believe this clearly demonstrates the popularity and superior performance of WMS games and our success in re-capturing market share in this segment of the casino floor.

The average revenue per day also continues to increase, as reflected in the 26% increase over the prior year quarter to $47.90. In late January, we launched two Clint Eastwood video wide-area progressive jackpot games in Nevada and for the Native American link. Our wide-area progressive games currently represent about 10% of the installed base and the higher average revenue per day associated with this new product line and revenue source is improving our overall average revenue per day. The average revenue per day also continues to reflect the improved performance of our non-linked games on CPU-NXT, driven primarily by the MEN IN BLACK(TM) and MONOPOLY(TM) games.

The success of our new games is accelerating the transition of the installed base from legacy cabinets to new games in Bluebird cabinets as we installed approximately 1,500 new participation games in Bluebird cabinets in the March 2005 quarter. At March 31, 2005, approximately 59% of our participation installed base is in the Bluebird cabinet and around 2,450 remain in legacy cabinets. Our investment in new Bluebird machines for gaming operations has increased at a higher rate than initially projected, which is a good issue to have.

Our quarterly gross profit, reflecting $1.6 million of inventory reserves and $0.2 million of separation charges, increased by $19.7 million, or 57%, to $54.3 million. The gross margin on product sales revenues, reflecting these charges, was 39% for the quarter ended March 2005 compared to 42% for the quarter ended March 2004 quarter. During the quarter, the Company wrote down legacy products to net realizable value that in aggregate totaled $1.6 million and incurred separation costs of $0.2 million that impacted product sales gross margin. We continue to expect that in fiscal 2006, the gross margin on Bluebird gaming devices will approach the mid-40% range, as we attain the benefits from our strategic sourcing and value engineering initiatives, and continue to achieve the benefits from leveling the production schedule throughout the quarter. Additionally, the recently implemented price increases and product enhancements are also expected to support margin growth.

The gross profit margin on gaming operations were 78% and 79% in the March 2005 and March 2004 quarters respectively, reflecting the lower margin derived from our wide-area progressive games and higher royalties payable to licensors, partially offset by higher royalties we received from licensees. In addition, the number of jackpot payouts on our WAP links impacted the margin as 9 jackpots were awarded in the March 2005 quarter.

Operating income, after the $1.0 million of separation charges, grew to $9.9 million compared to $1.2 million in the prior year quarter as we generated an increase of $19.7 million in gross profit, partially offset by an increase of $1.0 million in research and development costs, $5.8 million in higher selling and administrative expense and $4.2 million in higher depreciation and amortization expense.

For the March 2005 quarter, research and development costs, including the $0.3 million of separation costs, increased from the prior year quarter by $1.0 million to $12.9 million but these costs decreased $0.6 million from the December 2004 quarter. The year over year increase is due to separation costs, higher regulatory approval costs for a greater number of new game themes and hiring to fully staff our international game development studios and for the long-term portion of the technology improvement plan.

Reflecting the $0.5 million of separation costs, we experienced a $5.8 million increase in selling and administrative costs in the March 2005 quarter compared to the prior year quarter, although such costs increased only $1.3 million from the December 2004 quarter. These cost increases when compared to the prior year quarter resulted from separation costs, net additional headcount, higher commissions based on substantially higher revenues and higher equity compensation costs.

Depreciation and amortization expense increased by $4.2 million in the March 2005 quarter, as the level of investment in gaming devices for gaming operations rose with the installation of approximately 1,500 new Bluebird gaming devices during the March quarter and year-to-date total investment in new participation gaming devices rose to $44.0 million. We believe our investments in this area will remain high as we address market demand for new participation games in our new Bluebird cabinet. We also expect that depreciation and amortization will continue to grow in the current quarter over the March 2005 quarter results.

We incurred interest and issuance cost amortization expense of $1.0 million in the March 2005 quarter related to our 2.75% Convertible Notes. Offsetting this, we recorded $0.6 million of pre-tax income related to the licensing of certain intellectual property of discontinued business. We also recorded income tax expense of $2.8 million to reflect our revised estimated effective tax rate for the fiscal year of 30%. We expect our effective tax rate in the future will approach the mid-thirties. On a diluted EPS, let me remind you that in any period when we earn more than $0.10 per share, as we did in the March 2005 period, the "if converted" method of calculating earnings per share results in the 5.8 million shares underlying our convertible subordinated notes being included in the diluted share count and net income is adjusted to add back the $0.6 million per quarter for the after-tax impact of interest expense and deferred financing costs.

At March 31, 2005, cash and short-term investments totaled $42.3 million, including $2.7 million of restricted cash for progressive jackpots. The $29.5 million decrease in cash and short-term investments at March 31, 2005 from December 31, 2004 was due to: (a) $19.7 million of capital expenditures for gaming operations machines, which immediately generate revenue; (b) $2.8 million of capital expenditures for property, plant and equipment; (c) $32.9 million of net increases in working capital investment, inclusive of a $1.6 million increase in restricted cash for wide area progressive jackpots and (d) $0.7 million of effects of exchange rates on cash, all this partially offset by $7.2 million of net income, $10.9 million of depreciation expense, our deferred tax provision of $2.8 million, non-cash expenses of $1.5 million, and finally, $2.6 million related to option exercises in the period. We had an increase of $20.8 million in receivables due to higher revenue and because of the high unit shipment volume in the month of March. We also had a $5.5 million increase in total inventory. Raw materials increased by $8.5 million as we prepare for higher production volumes for both product sales and gaming operations in the June quarter and beyond and finished goods decreased by $3.0 million. Our cash used by operating activities totaled $9.7 million for the March 2005 quarter.

At March 31, 2005, we had $115 million of convertible subordinated debt outstanding and our book value per outstanding share was $8.65. Finally, our ratio of current assets to current liabilities was 5.1 to 1.

Let me turn to guidance for the balance of fiscal 2005. We have narrowed the range of our revenue guidance to $385 to $392 million for fiscal 2005. We expect that new unit sales for fiscal 2005 will now be between 23,000 and 23,300 units
- which is 1,000 units higher than the low end of the range of our previous guidance, and we project an average selling price above $10,000. Our current open orders for new Bluebird units and CPU-NXT conversion kits aggregate over 9,000 units.

We also base our revenue expectations on the high number of open orders for new participation games and conversions of existing participation games, which currently totals over 2,200 units even after our installed base has grown by almost 1,750 units from June 30, 2004 through March 31, 2005. We expect to end fiscal 2005 with an installed base of participation games ranging from 6,600 to 6,800 gaming devices including our wide area progressive games, an increase of 400 units from the low end and 300 units at the high end of the range of our prior guidance. We now expect our average revenue per day for fiscal 2005 to range from $46 to $47, and for the June quarter $48 to $50.

The fiscal 2005 guidance reflects June 2005 quarter expectations of total revenues ranging between $108 to $115 million, with sales of new gaming devices ranging between 6,500 and 6,800 units at an average selling price above that attained in the March 2005 quarter. A continuing higher level of depreciation and amortization expense will partially offset increased gross profit and we expect that in aggregate research and development and selling and administrative expense will grow modestly.

Let me turn the call over to Orrin for a discussion about our new products.

Orrin Edidin  - WMS Industries - COO

Thanks Scott. I want to update everyone on the status of the exciting new game concepts that we displayed at the G2E show in October. Let me start by stating that we featured 63 new game themes at G2E across all of our product lines. To date, 43 of these new themes have received regulatory approval and we still expect that by G2E 2005 the remaining themes will receive their first approvals as well.

Turning to specific game themes, as Scott indicated, our new Clint Eastwood games have proven to be an instant success with casino patrons and the first two A FISTFUL OF DOLLARS(TM) jackpots were paid to lucky winners in late March and mid-April. This game is currently available in Nevada and on the Native American wide-area progressive link. We are also extending the success of this brand through the introduction of a non-linked version of the games in jurisdictions where we do not operate a WAP system. Our over 400 open orders for the WAP and non-linked versions of these games highlights the star power of Mr. Eastwood, as well as the skill of our game designers in translating his image and persona into an entertaining game.

Our first video wide-area progressive penny game for the MONOPOLY(TM) Money(TM) WAP jackpot, with an additional local area progressive jackpot, has now been approved by the Nevada and GLI gaming laboratories and we just began installing these games in casinos. Pre-install demand for the product has been very good with almost 300 units on open order and we expect most of these installations will represent a net expansion of our installed base. The product has two themes titled Own It All(TM) and All in the Cards(TM), and features a new character, MRS. MONOPOLY(TM), who hosts the local area progressive round of play. We continue to make progress in the development of our Jackpot Party(R) progressive product, where bonus rounds among a bank of linked games are broadcast via a large overhead plasma screen. These games feature multi-level, local area progressive jackpots as well. We intend to submit this unique concept to the gaming laboratories later this quarter with expected approval in the September 2005 quarter.

We also are rolling out several participation game conversions for our MONOPOLY, HOLLYWOOD SQUARES(TM) and MEN IN BLACK non-linked participation series. For MONOPOLY, our next new game theme, Corner The Market(TM), will launch later this quarter. We will launch Premier Night(TM) this quarter, which is the first HOLLYWOOD SQUARES game for the Bluebird platform. And following on the highly successful launch of the first MEN IN BLACK game theme, we recently launched the sequel, titled Riches of the Universe(TM). We continue to design creative new games for these important series as they represent a significant portion of our installed base.

In January, the Mississippi Gaming Commission approved our MONOPOLY Money wide-area progressive system and we have now installed additional games beyond those that were part of the field trial of the system. We have approval to launch the Clint Eastwood link in Mississippi in the coming weeks. In late March we received regulatory approval for a 90 day limited rollout of our MONOPOLY Money wide-area progressive system in New Jersey. We expect unlimited regulatory approval later this summer. Since inception in May of 2004, 16 lucky players of our MONOPOLY Money progressive link in Mississippi, Nevada and tribal casinos and two lucky patrons of our Clint Eastwood link in tribal casinos have already hit progressive jackpots totaling over $2.9 million. We have a variety of new wide-area and local area progressive products coming on line over the next twelve months which should further expand our market share in this segment of casino floors and, of course, increase our profitability.

I also want to provide an update on our mechanical reel product line. We've now received approval for three of the four initial series of bonusing features for this new product line: Can't Lose(R), Scroll Top(TM) and the Ring series. We expect first approvals of the fourth series - Color Dotmation(TM) - in the June quarter. We have over 20 mechanical reel titles approved in most jurisdictions, thus providing our customers with a large library of entertaining content from which to choose. In the March quarter, our second quarter of placing these products, we sold over 500 mechanical reel games, which suggests that we are gaining traction with this still new product line. Our mechanical reel forecasts remain modest even as we begin rolling this product line out to international jurisdictions.

Let me now return the call back to Brian for further commentary.

Brian Gamache  - WMS Industries - President and CEO

Thanks Orrin.

Pursuant to our ongoing focus on capital allocation, we continued investing in future content and positioning WMS to drive industry innovation through the licensing of important intellectual property rights. These investments include new high profile, high impact brand names, such as WORLD SERIES OF POKER. We are very pleased to be working with Harrah's in developing great games using the WORLD SERIES OF POKER brand and we believe that our game designers will harness all of the excitement of this brand into games that resonate extremely well with both video poker and multi-line video slot players. We expect approval later this summer for our first video poker games based on this license. Our previously disclosed cross license agreement with Aruze demonstrates that two innovative organizations working together can bring an exciting new technology to market. We will use the unique display technology for our mechanical reel slot games and expect to first commercialize this technology by mid-fiscal 2007.

I want to update you on several specific operational goals we had previously discussed. As previously stated, we expect to achieve 20% ship share for new units shipped in North America each quarter by mid-fiscal 2006 and, in the March 2005 quarter, we greatly advanced our efforts to achieve this goal. On gaming operations, we have rapidly increased our footprint as evidenced by the addition of almost 1,750 games, or an increase of 41%, in the nine months ended since the end of fiscal 2004 and a 19% increase in the three months ended March 31, 2005. And, with average revenue per day at $47.90 resulting from the popularity and positive earnings performance of our new games, we believe our partners and investors appreciate the high quality of game play we are delivering. This is also reflected by the fact that our open orders for participation games continues to be among the highest levels in the history of our company even after the dramatic growth we have achieved in the installed base. And with our new POWERBALL(TM) and Jackpot Party progressive products launching in fiscal 2006, we expect open orders to remain at a high level.

I also spoke of expanding our international business and clearly, with our new arrangements with our Russian distributor, Unicum, that we announced earlier this year, we are making great headway toward our goal of one-third of our product sales business being derived from our international operations and, as Scott stated, in the March 2005 quarter, 35% of our new products were outside of North America. And lastly, with a continuing demand for our product following the 9% increase in list price for our video gaming devices and the 25% increase in the game conversion list price that we implemented in January due to the acceptance of our content, we believe there is further leverage in our pricing in the future.

In conclusion, our March quarter demonstrates that we are results driven and capable of making tangible progress towards improving our bottom line. We demonstrated that we can leverage our product popularity and revenue growth into enhanced operating performance and we expect the cost savings and efficiency initiatives we have and will continue to implement will build our operating margins in the future. Our products continue to achieve a high level of acceptance and our open orders for both products sales and gaming operations provide visibility that should extend our revenue momentum. We are clearly focused on dramatically growing our market share and we are on target to become North America's second largest provider of gaming devices.

Our confidence to achieve that goal is evidenced by the fiscal 2006 revenue guidance that we initiated today of $465 to $490 million, which reflects about 20% to 25% revenue growth over our current forecast of fiscal 2005 anticipated revenues. We will share more metrics and visibility on this growth on our next quarter conference call. Operator, we will now take questions.

QUESTION AND ANSWER

Operator

 Thank you.

[OPERATOR INSTRUCTIONS.]

Harry Curtis at JP Morgan.

Harry Curtis  - JP Morgan - Analyst

Scott, you mentioned gross margins on the product sales in fiscal '06 increasing to the mid-40s. In the last quarter, if I'm right, you were sort of at the 39.5 range. And I'm just wondering, is this really going to be top-line driven, and can you get a little more specific on some of the costs of product sales that could, on an absolute basis, come down? A little more color on that would be helpful.

Brian Gamache  - WMS Industries - President and CEO

Harry, let me jump in, if I may. There really is -- there are four components to our journey to margin improvement, right? You have the average selling price, the mix of business, the cost of raw materials, and the overall production costs. The key for us to get to the mid-40s margin is to get all four of those areas in synch simultaneously. We are confident that, based on the leverage we have in each of those areas, we should show some improvement in significant portions in the next several quarters. So, I believe that getting these in alignment is critical for us to show mid-40s type results. We are still highly confident that we're going to get there. It's probably coming a little slower than we had hoped, but we are confident, based on the visibility we have and in the average selling price, the mix of business, the cost of raw materials, and our production, that we are making progress there.

Scott, do you want to cover that?

Scott Schweinfurth  - WMS Industries - CFO

Brian, I would agree. This, indeed, is a journey. It doesn't all happen at once. I think the best thing that occurred this last quarter was the level loading of the production activity ratably throughout the quarter, and that was a result of our newly placed sales operations group priming the pump for the manufacturing groups so that they could schedule parts procurement and production ratably, and dramatically reduce the overtime and pretty much eliminated the temporary labor costs that we were incurring in prior quarters. So, we made a good first attempt at that.

Some of these other initiatives are -- will take a little bit longer to achieve. The strategic sourcing initiative, there's different components of that that we're looking at, some of which are further along in the process, others of which will take a little bit further to develop. We have a fairly good track record with our legacy product of engineering out costs of the product over its lifetime, and we've begun that initiative, and believe that we'll have the same level of success with our Bluebird product as we did with the legacy product.

Brian Gamache  - WMS Industries - President and CEO

And now, with the visibility we have on our units, we will be able to purchase more effectively and, as Scott said, the strategic sourcing has the critical component of those four areas.

Harry Curtis  - JP Morgan - Analyst

Just a couple other quick questions. in your guidance for 2006, does it assume roughly 25,000 unit sales?

Brian Gamache  - WMS Industries - President and CEO

We didn't give that guidance. We will give metric guidance on our next conference call, Harry. We are in the final throes of producing our fiscal 2006 budget that we present to our Board in early June, and on our fourth quarter call, we'll be happy to give more metrics and color to that.

Harry Curtis  - JP Morgan - Analyst

And then, lastly, Scott, you marched through some of the extraordinary charges in the quarter. Can you give us a sense of where those are on a line item basis?

Scott Schweinfurth  - WMS Industries - CFO

Yes. In terms of the separation charge, in the aggregate, it was $1 million, and, of that, $200,000 was in the cost of product sales, $300,000 of it was in research and development, and $500,000 of it was in selling and administrative expense. And then, for the income that we had from licensing the intellectual property, that was $600,000, and that's on the Other income line, so that's below operating income, the interest and other income expense net line.

Operator

Aimee Marcel of Jeffries & Company.

Aimee Marcel  - Jeffries & Company - Analyst

I was actually curious about any new investment in your system-based games, or downloadable games, if you think that's the future of where the slot machine industry is going?

Brian Gamache  - WMS Industries - President and CEO

We absolutely believe that's where the future of this industry is going, Aimee. In fact, we've been very active over the past three years in preparing for this next frontier. We've developed and acquired a very powerful arsenal of intellectual property that will allow us to have a prominent seat at that next table. As we previously stated, CPU-NXT was designed to be compatible with system-based gaming. Our focus primarily is directed at the player's experience going forward, enhancing the overall game play, which we think is a little bit unique perspective from what our competitors are doing. So, we think that system-based gaming really plays to the core strengths of WMS and our ability to produce value-added content. So, we're very excited about system-based gaming, and we'll be very well prepared when it arrives.

Aimee Marcel  - Jeffries & Company - Analyst

I actually was a little bit confused. Do you think that SG&A and R&D is going to be going up? Yet you didn't really fully realize the quarter of layoffs, because you did it in February. Do you think -- what's the reason for SG&A and R&D going up?

Scott Schweinfurth  - WMS Industries - CFO

Well, our revenues in this quarter did go up by almost $14 million, and we had, backing out the separation charges, we had hardly an increase. And as you can tell from our guidance, we're anticipating that those revenues are going to continue to grow nicely during the fourth quarter. And there is some variable component of the R&D and selling and admin. costs that we are going to have to incur as these costs go up. Now, when I say that, as we've said in the prepared remarks, we are incredibly vigilant on insuring that we're only spending what needs to be spent, and we've gone through a variety of reorganization efforts and a thorough look at what the company does to make sure that we're doing things as efficiently and effectively as possible.

Brian Gamache  - WMS Industries - President and CEO

Said differently, Aimee, I believe that the cost saving initiatives we've initiated in the last several months really have focused the company on being built for speed, not for re-emergence. And when you look at the reduction of R&D from 14% to 12% of sales, and SG&A from 21% to 19%, it shows that we're heading in the right direction. And I've said all along that we have built an infrastructure here to support a much larger company than what we've been, and I think that, in the long run, the margin -- the percentage of expenses related to sales will certainly equal out and make a lot of sense for the investors.

Operator

Bill Lerner at Prudential.

Bill Lerner  - Prudential - Analyst

Couple of questions I think WAP-related in general. One is can you give us a sense of what yields were on your WAPs, obviously relative to the high $40 number for the total installed base of participation games? And I have a follow up there.

Scott Schweinfurth  - WMS Industries - CFO

Yes. The WAP revenue per day is about double that average, actually a little above double that average, and that's consistent with what you would see sort of in the marketplace. The WAP games have a much higher revenue per day number to them, but, associated with that, then, in coming down to gross profit, you also have to be funding the ever-increasing jackpot expense. But because you're starting at such a higher revenue dollar, the gross profit dollar contribution from those games is higher than the non-linked games.

Bill Lerner  - Prudential - Analyst

Right. Yes, I mean, that kind of leads me to the next question, because you guys -- I think 10% of your installed base participation games are WAP right now. I think 18% of your open participation orders are WAP. If you take a look by comparison, I think 60, 65% of IGTs participation base is WAP, with a $90 yield versus your $50 guidance. So, I think what I'm getting at, it feels like your yield guidance, which is a huge lever, is extremely conservative. I'd love to get a little bit of color in that respect.

Brian Gamache  - WMS Industries - President and CEO

You're absolutely right, Bill. That's one of the growth factors and vehicles that we're counting on. The leverage on our win per day unit is really a function of how many WAPs that get placed and how quickly. And so, we've got very, very big plans for our win per day in the next several quarters because -- particularly the Monopoly penny WAP that we just -- that Orrin spoke to, and our Jackpot Party progressive and Powerball really are a very solid lineup coming out, and we think our WAP footprint is going to grow demonstrably over the next two to three quarters, and will have a dramatic effect on our bottom line.

Bill Lerner  - Prudential - Analyst

The last one is just on -- in terms of backlog, clearly it's a significant number. How much visibility in terms of time do you have, I mean, just to get a sense of a level of comfort going forward, and it's a big number of open orders?

Scott Schweinfurth  - WMS Industries - CFO

Well, we're at 9,000 -- over 9,000 for the for-sale games, and over 2,200 for the participation games. And the 9,000 is obviously greater than our guidance for Q4 because some of that backlog represents corporate agreements with the large multi-national casino customers that cover a period of time that extends several quarters. And it's great having the visibility that we do with the level of open orders that we do, and I would tell you that this is a bit different than back in those good old days in 2000 and 2001 of having this much visibility to sort of what the future holds. And that number moves sort of each and every day as we ship games and conversion kits and write orders for new games, and I think the fact that it's remained sort of in the 9,000 to 10,000 range over the last couple of quarters demonstrates that there continues to be good demand for all of our product lines.

Brian Gamache  - WMS Industries - President and CEO

Bill, I believe that the answer -- I think where your question was heading, I believe that we are currently in the fifth and sixth inning of replacing our legacy footprint, and we've made tremendous inroads in replacing that legacy 50,000 unit footprint, and I believe that the 9,000 backlog unit number that we discussed really is meant to be installed in the next -- up to next two to three quarters. So, our backlog continues to build, as Scott said. We're at Southern Gaming this week, and we would expect to see a nice spike in our business after that trade show, and it continues to build momentum.

Operator

Joe Fath  at T. Rowe Price.

Joe Fath  - T. Rowe Price - Analyst

Quick question. This relates to what Harry had asked, a little more detail in terms of the product sales GMs. Kind of looking at this, if I strip out the inventory reserves, as well as the separation costs, it looks like the gross margin's kind of a normalized basis for this level of revenues is really more like 41.7% for the quarter. Is that fair to look at it that way or not, or is the inventory cost that you have, is there something we're going to see going forward sequentially?

Brian Gamache  - WMS Industries - President and CEO

Joe, one of the inventory issues that we're dealing with is our customers today have more specified requirements than ever before, and we have to carry a larger inventory to handle their needs and wants and desires. So I would believe that the inventory deal, given the fact that we're dealing with Legacy footprint and so forth, is not a one-time charge like some of our competitors couch it as. I believe that the inventory factor is going to be not a quarterly event, but certainly something we look at on a regular basis.

Scott Schweinfurth  - WMS Industries - CFO

It's just the normal part of making sure that you've got your product properly valued on your books, and we are going through a transition from our Legacy platform to the new Bluebird platform, and felt, looking at the reserves that we have against the Legacy inventory, that we needed to beef those up a bit at the end of the quarter to properly value that inventory.

Brian Gamache  - WMS Industries - President and CEO

But of the four items we talked about with Harry, Joe, the mix of business and the cost of raw materials are the areas that have the greatest potential upside for margin improvement, and we believe in Q4 and Q1, the visibility we have, those will be addressed significantly in those time frames.

Operator

[OPERATOR INSTRUCTIONS.]

Steve Wieczynski from Legg Mason.

Steve Wieczynski  - Legg Mason - Analyst

One question about the international sales. You said 35% came from outside
North America. Was most of that Russia? And if not, where did you guys have good penetration? And were the prices you achieved there about the same as North America?

Brian Gamache  - WMS Industries - President and CEO

I would tell you, for competitive reasons, Steve, we don't break out where we're having success. I think you understand that. And as far as the pricing element goes, there is a slight reduction from the U.S. base pricing, but not significant.

Operator

David Vas with Bank of America Securities.

David Vas  - Bank of America Securities - Analyst

I just want to be clear. When you're saying that the backlog is 9,000 units, it seems like, in prior quarters, you've referred to the backlog of new units. Is this 9,000 including conversions, or is that simply new units?

Scott Schweinfurth  - WMS Industries - CFO

Well, yes, it's both, and it's the same number that we've disclosed in the past. We've always had both CPU-NXT upgrade kits and new units as part of that backlog.

Brian Gamache  - WMS Industries - President and CEO

But now it's proportionately -- the longer the product is in the field, the more tilted it is toward the Bluebird units as opposed to the refreshes.

Scott Schweinfurth  - WMS Industries - CFO

I think you'll recall, when we started out, we thought it was going to be about a 50/50 mix, and it turns out it's more like three-quarters new units and one-quarter conversion kits.

David Vas  - Bank of America Securities - Analyst

OK. Well, compared to last quarter where you were talking 7,800 new units, is that roughly the same at this point?

Scott Schweinfurth  - WMS Industries - CFO

Yes.

David Vas  - Bank of America Securities - Analyst

Second thing, when talking about how operationally you've managed to smooth things out throughout the quarter, yet, on this call, you've also said that you had a fair amount of units that went out in the March quarter, and the DSOs seem to increase sequentially. I'm wondering if there's anything to think about there.

Brian Gamache  - WMS Industries - President and CEO

We focus primarily -- it's a very good question -- we focused primarily on the first two months of the quarter of getting our install base built up, and we had such tremendous demand, we didn't want to lose that opportunity. So, we really intentionally shipped a majority of our unit sales shipments during the month of March, so that's how that did. But we did that intentionally because we wanted to manage our inventory of installed base more effectively.

Orrin Edidin  - WMS Industries - COO

In other words, we front-load participation and ship our sale games later in the quarter.

David Vas  - Bank of America Securities - Analyst

Third thing, jackpot expense, are you taking a ratable expense or are you expensing as you go? How is that working?

Scott Schweinfurth  - WMS Industries - CFO

Well, I don't -- what do you mean by ratable? We look at what the base jackpot is, and we amortize that cost over the theoretical win. I believe it's done consistent with what others are doing in that field.

David Vas  - Bank of America Securities - Analyst

And I guess, last thing, in terms of free cash flow, I know at this point the investments below the operating line, or participation units, continues to be high. Would you target, say, mid-fiscal '06 or sooner for free cash flow positive?

Scott Schweinfurth  - WMS Industries - CFO

Yes. I think we're going to have another quarter or two of higher investment primarily as we're changing out the Legacy installed base of those participation games. As Orrin said in his comments, we're just introducing the first Hollywood Squares Bluebird participation game, and so we would expect, for the next quarter or two we'll be changing out a portion of the remainder of those gaming devices. But yes, I think you'll also see that we'll be able to a little bit better manage the working capital requirements of the business, both receivables and inventories to help start generating positive free cash flow. We are in this sort of bubble period with changing out the Legacy installed base of participation games.

David Vas  - Bank of America Securities - Analyst

Are you able to gauge how much of your North American business is at the expense of others as opposed to replacing your own? In other words, how much floor share have you gained?

Brian Gamache  - WMS Industries - President and CEO

I think it's still a little bit early to determine that. Again, we had a very fortunate situation in that we had 50,000 legacy units that hadn't been touched in basically three years. So, I think we're still competing with that footprint, and I think that we're gaining traction. And due to the performance of our games, we will start to see that number and our market share increase. But I think it's a little bit early for us to make those kind of comments.

Scott Schweinfurth  - WMS Industries - CFO

And as you can imagine, from the revenue guidance that we've given for fiscal '06, we're not expecting a slowdown in sort of the number of overall units that we're being able to ship on a quarterly basis. So I think that would demonstrate our confidence that we're gaining back some of the market share on the video side, and we're making good progress with our new product lines and getting traction on the floor with those units.

Brian Gamache  - WMS Industries - President and CEO

I think our metrics -- when we give our metrics on the next call, we'll clearly distinguish that we are gaining market share, and plan to, certainly, in fiscal '06.

Operator

Mr. Gamache, I'm showing no further questions at this time. I'll turn the conference back over to you.

Brian Gamache  - WMS Industries - President and CEO

Thanks for joining us this afternoon for this update on WMS' progress and prospects. We look forward to reporting additional progress to you on our fiscal year 2005 fourth quarter and year-end conference call in mid-August.

Operator

Ladies and gentlemen, that does conclude the conference call for today. We thank you very much for your participation, and ask that you please disconnect your lines. Thank you, and have a good day.

MONOPOLY is a trademark of Hasbro Inc. (C)2005 Hasbro. Used with permission. All rights reserved.
MEN IN BLACK(TM) & (C)2002 Columbia Pictures Industries, Inc.
A FISTFUL OF DOLLARS (C)1964 Unidis, S.A.R.L. All rights reserved.
WORLD SERIES OF POKER is a trademark of Harrah's License Company, LLC. All
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